Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to ordinary shares, €0.01 par value per share, of Patheon  N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands registered with the trade register in The Netherlands under file number 59564903, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings. As contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Date: September 7, 2017	THERMO FISHER SCIENTIFIC INC.

	By:	/s/ Seth H. Hoogasian
Seth H. Hoogasian
Senior Vice President and General Counsel

THERMO FISHER (CN) LUXEMBOURG S.À R.L.

	By:	/s/ Sharon Briansky
Sharon Briansky
Empowered Signatory

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